Nicor Inc.
                                                            Form 10-K
                                                            Exhibit 10.24


Nicor Gas


                            SECURITY PAYMENT PLAN
          As Amended and Restated Effective as of December 31, 1998


A Security Payment Plan is authorized for all Nicor Gas employees, (the "Company"), each of whom meets the following eligibility conditions:

o Is in salary grade Executive 1 or higher, and reaches age 30 and completes five years of service, or completes ten years of service, and

o Is employed by the Company at the time of death, or disability which results in retirement from the employ of the Company, as the case may be, and

o Has been employed by the company continuously since December 31, 1998.

Subject to the foregoing the Security Payment Plan provides:

I. Should an eligible employee become disabled and/or die, the Company will pay (A) to the disabled employee, or (B) to the spouse surviving an employee who dies before attaining age 55, until such time as the employee would have attained age 55, if living, or until the spouse's death, or (C) if there be no surviving spouse or should the spouse die before the employee would have attained age 55, if living, to the employee's children, if any are living on the date of payment, in equal shares, a total annual sum equal to retirement benefits based on "normal retirement date." Any payments under this provision will be made only to the eligible employee, while living, and be subject to income offsets as provided for in Sections V and VI. If the disabled employee dies before attaining age 65, death benefits will be paid to the appropriate survivor according to the terms herein described.

      "Disabled" is herein defined to cover an eligible employee whom the Compensation Committee of the Company's Board of Directors deems unable to perform satisfactorily a position's essential duties due to medical reasons extending beyond twelve months.

      "Final earnings" as used herein are equal to the employee's highest annual salary rate from the Company during the 60-month period immediately preceding death or disability retirement.

      "Normal retirement date" is herein defined to be the first day of the month next following the employee's 65th birthday.

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      "Service"  is  herein  defined  to equal the  years of  service  which the employee would have accrued from the most recent date of hire if the employee had continued in the employ of the employer until the date that otherwise would have been the normal retirement date.

      Said benefits are to be calculated as follows:

         A. 1.25% of the first $27,300* of final earnings times years of service through 30; plus

         B. 1.80% of the final earnings in excess of $27,300* times years of service through 30; plus

         C. 1.25% of the final earnings for each year of service over 30 years.

            *This amount is indexed 5% per year; in 1998 it is $27,300.

      "Spouse" as used herein shall be defined as a member of the employee's household on the date of the employee's death, who married the deceased employee in a religious or civil ceremony recognized under the laws of the state or country where the marriage was contracted at least one year prior to:

         A.    The date of the employee's death, or

         B.    The date of disability retirement,

      whichever shall occur first.

II. After the date the deceased eligible employee would have attained age 55, the Company will pay to the spouse, if living, until death an amount, which, when added to the annual payments from the Company's defined benefit Retirement and Supplemental Retirement Plans, will be equal to 50% of the benefits as hereinbefore calculated. Payments, if any, to children, will cease after the date the eligible employee would have attained age 55.

III. Should an eligible employee die after attaining age 55, whether as a result of prior disability or not, but before attaining age 65, the Company will pay to the spouse, until death, an annual amount, which, when added to the annual payments from the Company's defined benefit Retirement and Supplemental Retirement Plans will be equal to 50% of the benefits as calculated under Section I, above.

IV. Payments under this Plan shall be made in equal monthly or quarterly installments.


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V.    A. Payments made to the spouse or children of an eligible employee under the Illinois Workers' Compensation Act, or other similar awards (excluding Social Security Act benefits) which result from government programs financed or paid for (in whole or in part) through employer contributions, will reduce payments under the Plan dollar-for-dollar.

      B. Payment made to a disabled employee or eligible survivor under disability retirement benefits from the Company's defined benefit Retirement and Supplemental Retirement Plans, Early Retirement benefits from said Retirement Plan, the Company's Long-Term Disability Plan, awards under the Illinois Workers' Compensation Act, or other similar awards which result from government programs financed or paid for (in whole or in part) through employer contributions, will reduce payments under this Plan dollar-for-dollar.

VI. Should a spouse be receiving payments from the Security Payment Plan prior to the date the deceased eligible employee would have attained age 55 and also be receiving payments from the Company's defined benefit Retirement and Supplemental Retirement Plans, then the benefits calculated under Section I, above, will be reduced by such payments from the said Retirement Plans.